EXECUTED VERSION

                    CONTRIBUTION AND REIMBURSEMENT AGREEMENT

     THIS CONTRIBUTION AND REIMBURSEMENT AGREEMENT, dated as of July 18, 2007 (this "Agreement"), is made by and among (i) Appaloosa Management L.P., a limited partnership formed under the laws of the State of Delaware ("AMLP"),
(ii) Harbinger Capital Partners Master Fund I, Ltd., an exempted company incorporated in the Cayman Islands ("Harbinger Master Fund"), (iii) Harbinger Capital Partners Special Situations Fund, L.P., a limited partnership formed under the laws of the State of Delaware ("Harbinger Special Situations," and together with Harbinger Master Fund, "Harbinger"), (iv) Merrill Lynch, Pierce, Fenner & Smith, Incorporated, a Delaware corporation ("Merrill"), (v) UBS Securities LLC, a limited liability company formed under the laws of the State of Delaware ("UBS"), (vi) Goldman Sachs & Co., a New York limited partnership ("GS") and (vii) Pardus Special Opportunities Master Fund L.P., a limited partnership formed under the laws of the Cayman Islands ("Pardus"). Each of AMLP, Harbinger, Merrill, UBS, GS and Pardus are sometimes referred to herein individually as a "Contributor" and collectively as the "Contributors." Capitalized terms used herein but not defined shall have the meanings given to them in the Equity Purchase and Commitment Agreement (as defined below).

                              W I T N E S S E T H:

     WHEREAS, A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware ("A-D Acquisition"), Harbinger Del-Auto Investment Company, Ltd., an exempted company incorporated in the Cayman Islands ("Del-Auto"), Merrill, UBS, GS, Pardus DPH Holding LLC, a limited liability company formed under the laws of the State of Delaware ("Pardus DPH") and Delphi Corporation, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, together with its subsidiaries, the "Company") intend to enter into that certain Equity Purchase and Commitment Agreement (the "Equity Purchase and Commitment Agreement");

     WHEREAS, (i) AMLP intends to enter into a letter agreement with A-D Acquisition and the Company pursuant to which AMLP commits to provide, subject to the terms and conditions of such letter agreement, funds to A-D Acquisition in connection with the transactions contemplated by the Equity Purchase and Commitment Agreement, (ii) Harbinger intends to enter into a letter agreement with Del-Auto and the Company pursuant to which Harbinger commits to provide, subject to the terms and conditions of such letter agreement, funds to Del-Auto in connection with the transactions contemplated by the Equity Purchase and Commitment Agreement and (iii) Pardus intends to enter into a letter agreement with Pardus DPH and the Company pursuant to which Pardus commits to provide, subject to the terms and conditions of such letter agreement, funds to Pardus DPH in connection with the transactions contemplated by the Equity Purchase and Commitment Agreement (the letter agreements referred to in clauses (i), (ii) and (iii) collectively, the "Letter Agreements");

     WHEREAS, the Contributors are, directly or indirectly, subject to certain joint and several liabilities in connection with any willful breach of the Equity Purchase and Commitment Agreement and the Letter Agreements (the "Obligations"), pursuant to the terms thereof; and
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     WHEREAS, the Contributors desire to enter into this Agreement for the purpose of establishing the manner in which liability for the Payments (as defined below), if any, will be allocated among the Contributors.

     NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Contributors hereby covenant and agree as follows:

          1.   Contribution and Reimbursement.

          (a) If, at any time, any Contributor gives notice (a "Contribution Notice") to the other Contributors of a Payment (which notice shall include either (x) a written notice or invoice from the Company requesting a Payment or
(y) a certificate from the Contributor who has made all or any portion of a Payment stating that it has made such Payment), then each Contributor (i) shall be responsible for, and shall pay, such Contributor's Pro Rata Portion of such Payment to the Company, and (ii) shall, without duplication, reimburse the other Contributors (as required based on the amount of such Payment made by each such other Contributor), in each case, in an amount equal to such Contributor's Pro Rata Portion of such Payment. If any Payment made by any Contributor results in such Contributor receiving additional Shares (as defined in the Equity Purchase and Commitment Agreement), each other Contributor shall receive, upon making a Payment hereunder, the Shares in respect of which such Payment is made. For the avoidance of doubt, the intent of this Section 1 is to apportion the cumulative, aggregate amounts required to be paid by, and actually paid by, any Contributor and all of the Contributors (directly or indirectly) as or in respect of Payments on a several basis among all Contributors in accordance with their respective Pro Rata Portions.

          Without limiting the provisions of the preceding paragraph, the other provisions of this Agreement or the rights and remedies of any Contributor with respect thereto, if any Contributor fails to pay or reimburse all or any portion of such Contributor's Pro Rata Portion of any Payment (any such amount, a "Shortfall"), and such failure continues for a period of ten (10) Business Days after the due date for such payment or reimbursement, each non-defaulting Contributor, in addition to its respective obligations set forth above,
(A) shall be responsible for, and shall pay to the Company or, as the case may be, such other person or entity referred to in the first sentence of this
Section 1(a), its proportional share of the Shortfall based its Pro Rata Portion, but excluding the Pro Rata Portion of the defaulting Contributor (the "Adjusted Pro Rata Portion"), and (B) shall, without duplication, reimburse any non-defaulting Contributor (as required based on the amount of the respective payments made by such non-defaulting Contributors with respect to such Shortfall), in each case, in an amount equal to the non-defaulting Contributor's Adjusted Pro Rata Portion of such Shortfall; provided, however, that nothing contained in this sentence shall relieve or release a defaulting Contributor from any of its obligations and liabilities under this Agreement, including, without limitation, the obligation to reimburse the non-defaulting Contributors for any payment or reimbursement made by the non-defaulting Contributors with respect to any Shortfall. Notwithstanding the foregoing, a Contributor shall only be required to make a Payment pursuant to the terms hereof if the Obligation to which the Contribution Notice relates arises out of circumstances existing on or prior to the Closing Date.

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          (b)  For purposes of this Agreement: (x) "Payment" or "Payments" means any amount required to be paid or paid, directly or indirectly (i) to the Company by any Contributor in respect of the Obligations (including any liabilities, penalties, losses, damages, deficiencies and judgments required to be paid in respect thereto) or any Shortfall; provided, however, that in no event shall any Contributor be required to make payments pursuant to this subsection (x)(i) for an aggregate amount in excess of $250 million, and (ii) in respect of any interest, costs and expenses (including reasonable attorneys' fees) for investigation, defense and enforcement of the Equity Purchase and Commitment Agreement in respect of the Obligations or the provisions of this Agreement and (y) "Pro Rata Portion" with respect to any Contributor means the percentage of the Payment payable hereunder by such Contributor, whether to the Company or to any other entity, which percentage shall initially be the percentage set forth next to such Contributor's name on Exhibit A attached hereto. The Pro Rata Portion shall only be changed in connection with the occurrence of the events set forth in Section 1(d) in which case, the percentage for each Contributor shall be calculated by dividing (A) the aggregate amount required to be paid by such Contributors, in each case, for (x) the Direct Subscription Shares, (y) the Series B Preferred Stock, and (z) the Series A Preferred Stock, by (B) the sum of the payments under subsection (A) with respect to all Contributors.

          (c) All amounts due hereunder shall be paid, or, as applicable, reimbursed by the Contributors in immediately available funds to the Company or, as the case may be, another Contributor within two (2) Business Days after receipt by the Contributors of a Contribution Notice (or, with respect to payments and reimbursements in connection with any Shortfall, within two (2) Business Days after the expiration of the ten (10) Business Day period referred to in Section 1(a)) and any amounts not paid within such time shall accrue interest at a rate of fifteen percent (15%) per annum (compounded quarterly), but in no event in excess of the maximum rate permitted by applicable law. Each Contributor hereby waives any right to question the validity or amount of any Payment made by any other Contributor, it being intended that the actual payment to the Company of any Payment or the incurrence of any liabilities, losses, damages, deficiencies, judgments and costs and expenses (including, without limitation, interest, penalties, out-of-pocket expenses for investigation, defense and enforcement, and reasonable attorney's fees) referred to in the definition of "Payment" in Section 1(b) shall conclusively establish any Contributor's (who has made a Payment) right to be reimbursed pursuant to this
Section 1.

          (d) Notwithstanding the foregoing provisions of this Section 1 or any other provision in this Agreement to the contrary, upon the valid exercise of a Limited Termination of the Equity Purchase and Commitment Agreement, in accordance with the terms and conditions thereof, as to itself by Del-Auto (with respect to Harbinger), Pardus DPH (with respect to Pardus), Merrill, UBS or GS (any of Harbinger (with respect to such a termination by Del-Auto), Pardus (with respect to such termination by Pardus DPH), Merrill, UBS or GS so terminating, the "Terminating Contributor"), the Terminating Contributor shall have no obligations or liabilities under this Agreement with respect to Payments to the extent arising out of any facts or circumstances occurring entirely after the date of such Limited Termination by the Terminating Contributor; provided, that, any such Terminating Contributor shall remain obligated and liable under this Agreement with respect to Payments to the extent arising out of any facts or circumstances occurring on or prior to the date of such termination by the Terminating Contributor. If as a result of such Limited Termination a Related Purchaser or an Ultimate

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Purchaser becomes obligated to purchase the Available Investor Shares pursuant to the terms of the Equity Purchase and Commitment Agreement, it shall be a condition precedent to such Related Purchaser or Ultimate Purchaser becoming a party to the Equity Purchase and Commitment Agreement or otherwise becoming obligated to purchase such shares that such Related Purchaser or Ultimate Purchaser becomes a Contributor by becoming a party to this Agreement and, upon such event, the Pro Rata Portion of the Contributors shall be adjusted in accordance with Section 1(b).

          2. Obligations Unconditional; No Prohibition on Rights and Remedies for Breach of Transactions Agreements.

          (a) The payment and reimbursement obligations of each Contributor under this Agreement are absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Company's rights under the Equity Purchase and Commitment Agreement and the Letter Agreements or any agreement or instrument relating thereto, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of the parties hereto that such obligations shall be absolute and unconditional under any and all circumstances. With respect to its obligations hereunder, except as set forth in the first sentence of Section 1(a) hereof, each Contributor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any other Contributor exhaust any right, power or remedy or proceed against any person or entity.

          (b) Each Contributor shall indemnify the other Contributors for such Contributor's (or in the case of (x) AMLP, A-D Acquisition's, (y) Harbinger, Del-Auto's or (z) Pardus, Pardus DPH's) willful breach of the Equity Purchase and Commitment Agreement that results in any Payment or Shortfall required to be paid hereunder. Nothing contained in this Agreement shall preclude or prohibit any Contributor from taking any actions and otherwise exercising any rights or remedies, at law or in equity, against any other Contributor with respect to such other Contributor's breach of the Letter Agreements, the Transaction Agreements or any other documents or agreements entered into in connection therewith. Each of the Contributors acknowledges, and agrees to, the immediately preceding sentence.

          3. Reinstatement. The payment and reimbursement obligations of each Contributor under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of such Contributor in respect of any obligation hereunder is rescinded or must be otherwise restored by the person or entity receiving such payment, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

          4. Representations and Warranties. Each Contributor, severally but not jointly, represents and warrants to the other Contributors as to itself as follows:

          (a) Such Contributor has full power, authority and legal right to execute, deliver, perform and observe the provisions of this Agreement, including, without limitation, the payment of all moneys hereunder.

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          (b)  The execution, delivery and performance by such Contributor of this Agreement has been duly authorized by all necessary action under its constituent documents.

          (c) This Agreement constitutes the legal, valid and binding obligation of such Contributor, enforceable in accordance with its terms, subject as to enforceability to bankruptcy, insolvency and other similar laws affecting creditors' rights generally and general equity principles.

          (d) No authorization, approval, consent or permission (governmental or otherwise) of any court, agency, commission or other authority or entity is required for the due execution, delivery, performance or observance by such Contributor of this Agreement or for the payment of any sums hereunder.

          (e) Neither the execution and delivery of this Agreement by such Contributor, nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof, conflicts or will conflict with or result in a breach of any of the terms, conditions or provisions of the constituent documents of such Contributor, or of any law, order, writ, injunction or decree of any court or governmental authority, or of any agreement or instrument to which such Contributor is a party or by which it is bound, or constitutes or will constitute a default thereunder.

          5. Notices. All notices, consents, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) in accordance with Section 13 of the Equity Purchase and Commitment Agreement (it being understood that notice given or made to an Affiliate of a Contributor if such Affiliate is a party to the Equity Purchase and Commitment Agreement shall be deemed to be a notice given or made to such Contributor).

          6. Taxes. To the fullest extent permitted by law, all payments to be made pursuant to this Agreement shall be made without any withholding on account of taxes, levies, duties or any other deduction whatsoever. If a Contributor is required by law to withhold or deduct any sum from payments required under this Agreement, such Contributor shall, to the extent permitted by applicable law, increase the amount paid by it so that, after all withholdings and deductions, the amount received by the applicable receiving party shall equal the amount such receiving party would have received without any such deduction.

          7. Governing Law; Consent to Jurisdiction. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). In addition, each party (i) irrevocably and unconditionally consents and submits to the personal jurisdiction of the state and federal courts of the United States of America located in the State of New York, New York County solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the courts of the State of New York, New York County are an inconvenient forum for any action, suit or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, (iv) agrees that it will not bring

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any action relating to this Agreement in any court other than the courts of the
State of New York, New York County and (v) to the fullest extent permitted by law, consents to service being made through the notice procedures set forth in
Section 5.

          8. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10. No Waiver; Cumulative Remedies. No party hereto shall by any act (except by a written instrument pursuant to Section 11) of delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that would otherwise be available on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

          11. Amendments and Waivers. None of the terms or provisions of this Agreement may be waived, amended or supplemented or otherwise modified except by a written instrument executed by each party hereto.

          12. Assignment; Successors and Assigns; No Third-Party Rights. No party may assign its rights nor delegate its obligations under this Agreement, in whole or in part, without the prior written consent of each other party hereto. Any purported assignment or delegation made without the prior written consent of each other party hereto shall be null and void. This Agreement shall be binding upon the successors and permitted assigns of the parties hereto and shall inure to the benefit of each party and such successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns and no other person or entity.

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          13.  Counterparts. This Agreement may be executed in any number of separate counterparts, including by facsimile, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          14. No Recourse. Notwithstanding anything to the contrary herein, each Contributor acknowledges and agrees that (i) no person or entity other than a Contributor shall have any obligation under this Agreement, (ii) no recourse under this Agreement shall be had against any past, current or future officer, director, agent, employee, affiliate or advisor of any Contributor, or any past, current or future director, officer, agent, employee, advisor, general or limited partner, member, stockholder, affiliate, assignee or successor of any of the foregoing (collectively, the "Relevant Persons"), as such, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any law or otherwise and (iii) no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Relevant Person, as such, for any obligation of the applicable Contributor under this Agreement or for any claim relating to, based on, or in respect of or by reason of such obligation.

          15. Effectiveness. This Agreement is expressly contingent on, and shall only become effective, and the rights hereunder enforceable, at the time that the Equity Purchase and Commitment Agreement is executed by the parties thereto.

                [Remainder of the page intentionally left blank.]

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          IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement on the date first above written.

                                   APPALOOSA MANAGEMENT L.P.


                                   By: /s/ James E. Bolin
                                       -----------------------------------------
                                   Name:
                                   Title:

                                   HARBINGER CAPITAL PARTNERS
                                   MASTER FUND I, LTD.

                                   By: Harbinger Capital Partners Offshore
                                       Manager, L.L.C., as investment manager


                                   By: /s/ William R. Lucas, Jr.
                                       -----------------------------------------
                                   Name:  William R. Lucas, Jr.
                                   Title: Executive Vice President

                                   HARBINGER CAPITAL PARTNERS
                                   SPECIAL SITUATIONS FUND, L.P.

                                   By: Harbinger Capital Partners Special
                                       Situations GP, LLC, as general partner


                                   By: /s/ William R. Lucas, Jr.
                                       -----------------------------------------
                                   Name:  William R. Lucas, Jr.
                                   Title: Executive Vice President

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                                   MERRILL LYNCH, PIERCE, FENNER &
                                   SMITH, INCORPORATED


                                   By: /s/ Graham Goldsmith
                                       -----------------------------------------
                                   Name:  Graham Goldsmith
                                   Title: Managing Director

                                   UBS SECURITIES LLC


                                   By: /s/ Steven Smith
                                       -----------------------------------------
                                   Name:
                                   Title:


                                   By: /s/ Andrew Kramer
                                       -----------------------------------------
                                   Name:  Andrew Kramer
                                   Title: Managing Director

                                   GOLDMAN SACHS & CO.


                                   By: /s/ Thomas A. Wagner
                                       -----------------------------------------
                                   Name:  Thomas A. Wagner
                                   Title: Managing Director

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
                                   PARDUS SPECIAL OPPORTUNITIES MASTER FUND L.P.


                                   By: PARDUS CAPITAL MANAGEMENT
                                       L.P., its investment manager


                                   By: PARDUS CAPITAL MANAGEMENT
                                       L.L.C., its general partner


                                   By: /s/ Joseph Thorton
                                       -----------------------------------------
                                   Name:  Joseph Thorton
                                   Title:

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                                                                       EXHIBIT A
                                PRO RATA PORTIONS

              CONTRIBUTOR                   PRO RATA PORTION
---------------------------------------   --------------------
Appaloosa Management L.P.                              42.2118%

Harbinger Capital Partners Master                      15.5776%
 Fund I, Ltd. and  Harbinger Capital
 Partners Special Situations Fund, L.P.

Merrill Lynch, Pierce Fenner & Smith,                   6.5435%
 Incorporated

UBS Securities LLC                                      6.5435%

Goldman Sachs & Co.                                    15.6862%

Pardus Special Opportunities Master                    13.4372%
 Fund L.P.

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